UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 Proxicom, Inc.
                                 --------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    744282104
                                    ---------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 11 pages


CUSIP NO. 744282104                                 13G

--------------------------------------------------------------------------------

1.       Name of Reporting Person                 General Atlantic Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------

2.       Check the Appropriate Box                (a)  [X]
         if a Member of a Group                   (b)  [_]

--------------------------------------------------------------------------------

3.       S.E.C. Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization                 Delaware

--------------------------------------------------------------------------------

Number of Shares           (5)   Sole Voting Power                     0
Beneficially               (6)   Shared Voting Power                   2,240,478
Owned by Each              (7)   Sole Dispositive Power                0
Reporting Person           (8)   Shared Dispositive Power              2,240,478

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,240,478

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        [_]

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9               8.6%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                                      00
--------------------------------------------------------------------------------

                                                              Page 3 of 11 pages

CUSIP NO. 744282104                                 13G

--------------------------------------------------------------------------------

1.       Name of Reporting Person             General Atlantic Partners 34, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------

2.       Check the Appropriate Box                (a)  [X]
         if a Member of a Group                   (b)  [_]

--------------------------------------------------------------------------------

3.       S.E.C. Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization                 Delaware

--------------------------------------------------------------------------------

Number of Shares           (5)   Sole Voting Power                     0
Beneficially               (6)   Shared Voting Power                   2,240,478
Owned by Each              (7)   Sole Dispositive Power                0
Reporting Person           (8)   Shared Dispositive Power              2,240,478

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,240,478

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        [_]

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9               8.6%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                                      PN
--------------------------------------------------------------------------------

                                                              Page 4 of 11 pages

CUSIP NO. 744282104                                 13G

--------------------------------------------------------------------------------

1.       Name of Reporting Person                GAP Coinvestment Partners, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------

2.       Check the Appropriate Box                (a)  [X]
         if a Member of a Group                   (b)  [_]

--------------------------------------------------------------------------------

3.       S.E.C. Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization                 New York

--------------------------------------------------------------------------------

Number of Shares           (5)   Sole Voting Power                     0
Beneficially               (6)   Shared Voting Power                   2,240,478
Owned by Each              (7)   Sole Dispositive Power                0
Reporting Person           (8)   Shared Dispositive Power              2,240,478

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,240,478

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        [_]

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9               8.6%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                                      PN
--------------------------------------------------------------------------------

                                                              Page 5 of 11 pages


CUSIP NO. 744282104                                 13G

--------------------------------------------------------------------------------

1.       Name of Reporting Person             GAP Coinvestment Partners II, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------

2.       Check the Appropriate Box                (a)  [X]
         if a Member of a Group                   (b)  [_]

--------------------------------------------------------------------------------

3.       S.E.C. Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization                 Delaware

--------------------------------------------------------------------------------

Number of Shares           (5)   Sole Voting Power                     0
Beneficially               (6)   Shared Voting Power                   2,240,478
Owned by Each              (7)   Sole Dispositive Power                0
Reporting Person           (8)   Shared Dispositive Power              2,240,478

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,240,478

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        [_]

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9               8.6%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                                      PN
--------------------------------------------------------------------------------

                                                              Page 6 of 11 pages


CUSIP NO. 744282104                                 13G

--------------------------------------------------------------------------------

1.       Name of Reporting Person             General Atlantic Partners 52, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------

2.       Check the Appropriate Box                (a)  [X]
         if a Member of a Group                   (b)  [_]

--------------------------------------------------------------------------------

3.       S.E.C. Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization                 Delaware

--------------------------------------------------------------------------------

Number of Shares           (5)   Sole Voting Power                     0
Beneficially               (6)   Shared Voting Power                   2,240,478
Owned by Each              (7)   Sole Dispositive Power                0
Reporting Person           (8)   Shared Dispositive Power              2,240,478

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,240,478

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        [_]

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9               8.6%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                                      PN
--------------------------------------------------------------------------------

                                                              Page 7 of 11 pages

CUSIP No. 744282104

          This Schedule 13G is filed by the undersigned with respect to the shares of common stock, par value $.01 per share (the "Common Stock"), of Proxicom, Inc. (the "Company").


Item 1.   (a)      Name of Issuer

          Proxicom, Inc.

          (b)      Address of Issuer's Principal Executive Offices

          11600 Sunrise Valley Drive
          Reston, VA 20191

Item 2.   (a)      Names of Persons Filing

          General Atlantic Partners, LLC ("GAP")
          General Atlantic Partners 34, L.P. ("GAP 34")
          GAP Coinvestment Partners, L.P. ("GAPCO")
          GAP Coinvestment Partners II, L.P. ("GAPCO II")
          General Atlantic Partners 52, L.P. ("GAP 52" and, together with GAP 34, GAPCO, GAPCO II and GAP 52, the "Reporting Persons")

          (b)      Address of Principal Business Office

          c/o General Atlantic Service Corporation
          3 Pickwick Plaza
          Greenwich, CT 06830

          (c)      Citizenship

          GAP -- Delaware
          GAP 34 -- Delaware
          GAPCO -- New York
          GAPCO II - - Delaware
          GAP 52 -- Delaware

          (d)      Title of Class of Securities

          Common Stock, par value $.01 per share (the "Shares")

          (e)      CUSIP Number

          744282104

Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b).

                                                              Page 8 of 11 pages

CUSIP No. 744282104

Item 4.  As of December 31, 1999, GAP, GAP 34, GAP 52, GAPCO and
         GAPCO II each owned of record no Shares, 904,390 Shares, 960,222 Shares, 159,694 Shares and 216,172 Shares, respectively, or 0.0%, 3.5%, 3.7%, 0.6% and 0.8%, respectively, of the issued and outstanding Shares. The general partner of GAP 34 and GAP 52 is GAP. The managing members of GAP are Steven A. Denning,
         Peter L. Bloom, David C. Hodgson, William O. Grabe, William E.
         Ford, Clifton S. Robbins and Franchon M. Smithson (collectively, the "GAP Managing Members"). The GAP Managing Members are the general partners of GAPCO and GAPCO II. By virtue of the fact that the GAP Managing Members are also the general partners authorized and empowered to vote and dispose of the securities held by GAPCO and GAPCO II, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares which each of them owns of record. Accordingly, as of December 31, 1999, each of the Reporting Persons may be deemed to own beneficially an aggregate of 2,240,478 Shares or 8.6% of the issued and outstanding Shares. Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 2,240,478 Shares that may be deemed to be owned beneficially by each of them.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         See Item 4.

Item 7. Identification and Classification of Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         See Item 4.

Item 9.  Notice of Dissolution of Group

         Not applicable.

                                                              Page 9 of 11 pages

CUSIP No. 744282104


Item 10. Certification

         Not applicable.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                             Page 10 of 11 pages

CUSIP No. 744282104

                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2000


                                 GENERAL ATLANTIC PARTNERS, LLC


                                 By:   /s/ Thomas J. Murphy
                                       ---------------------------
                                       Name: Thomas J. Murphy
                                       Title:  Attorney-in-Fact


                                 GENERAL ATLANTIC PARTNERS 34, L.P.

                                 By:  GENERAL ATLANTIC PARTNERS, LLC
                                      its General Partner

                                      By:    /s/ Thomas J. Murphy
                                             ---------------------------
                                             Name: Thomas J. Murphy
                                             Title: Attorney-in-Fact


                                 GAP COINVESTMENT PARTNERS, L.P.

                                 By:  /s/ Thomas J. Murphy
                                      ---------------------------
                                      Name: Thomas J. Murphy
                                      Title: Attorney-in-Fact

                                                             Page 11 of 11 pages

CUSIP No. 744282104


                                 GENERAL ATLANTIC PARTNERS 52, L.P.

                                 By:  General Atlantic Partners, LLC
                                      its General Partner

                                 By:  /s/ Thomas J. Murphy
                                      ---------------------------
                                      Name: Thomas J. Murphy
                                      Title:  Attorney-in-Fact


                                 GAP COINVESTMENT PARTNERS II, L.P.

                                 By:  /s/ Thomas J. Murphy
                                      ---------------------------
                                      Name: Thomas J. Murphy
                                      Title: Attorney-in-Fact

                         GENERAL ATLANTIC PARTNERS, LLC
                                3 Pickwick Plaza
                               Greenwich, CT 06830


                                                               December 22, 1999

                                POWER OF ATTORNEY
                                -----------------

         The undersigned, General Atlantic Partners, LLC, a Delaware limited liability company, with its principal office at 3 Pickwick Plaza, Greenwich, Connecticut, United States of America (the "Limited Liability Company"), by its Executive Managing Member, Steven A. Denning, a U.S. citizen, of full legal age, domiciled at 16 Khakum Drive, Greenwich, CT 06831, hereby constitutes and appoints Thomas J. Murphy, a U.S. citizen, of full legal age, domiciled at 221 Old King's Highway North, Darien, CT 06820, its true and lawful attorney-in-fact and agent, in any and all capacities, to execute and deliver any and all documents and instruments and to make any governmental filings on behalf of the Limited Liability Company as fully to all intents and purposes as a Managing Member of the Limited Liability Company might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done. This power of attorney shall expire on December 31, 2000.

                                    GENERAL ATLANTIC PARTNERS, LLC


                                    By /s/ Steven A. Denning
                                       -----------------------------
                                       Steven A. Denning
                                       Executive Managing Member


STATE OF Connecticut)
                        :ss
COUNTY OF Fairfield)


         On the 22nd day of December 1999, before me personally came Steven A. Denning, to me known, and known to me to be the individual described in, and who executed the foregoing document, and he acknowledged to me that he executed the same.


/s/ Sheila Hughes                     Notary Public
------------------------
Sheila Hughes

                         GAP COINVESTMENT PARTNERS, L.P.
                                3 Pickwick Plaza
                               Greenwich, CT 06830

                                                               December 22, 1999

                                POWER OF ATTORNEY
                                -----------------

         The undersigned, GAP Coinvestment Partners, L.P., a New York limited partnership, with its principal office at 3 Pickwick Plaza, Greenwich, Connecticut, United States of America (the "Partnership"), by its Managing General Partner, Steven A. Denning, a U.S. citizen, of full legal age, domiciled at 16 Khakum Drive, Greenwich, CT 06831, hereby constitutes and appoints Thomas
J. Murphy, a U.S. citizen, of full legal age, domiciled at 221 Old King's Highway North, Darien, CT 06820, its true and lawful attorney-in-fact and agent, in any and all capacities, to execute and deliver any and all documents and instruments and to make any governmental filings on behalf of the Partnership as fully to all intents and purposes as a General Partner of the Partnership might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done. This power of attorney shall expire on December 31, 2000.

                                    GAP COINVESTMENT PARTNERS, L.P.


                                    By /s/ Steven A. Denning
                                       -----------------------------
                                       Steven A. Denning
                                       Managing General Partner


STATE OF Connecticut)
                        : ss.
COUNTY OF Fairfield)


         On the 22nd day of December 1999, before me personally came Steven A. Denning, to me known, and known to me to be the individual described in, and who executed the foregoing document, and he acknowledged to me that he executed the same.


/s/ Sheila Hughes                     Notary Public
--------------------------
Sheila Hughes

                       GAP COINVESTMENT PARTNERS II, L.P.
                                3 Pickwick Plaza
                               Greenwich, CT 06830

                                                               December 22, 1999

                                POWER OF ATTORNEY
                                -----------------

         The undersigned, GAP Coinvestment Partners II, L.P., a Delaware limited partnership, with its principal office at 3 Pickwick Plaza, Greenwich, Connecticut, United States of America (the "Partnership"), by its Managing General Partner, Steven A. Denning, a U.S. citizen, of full legal age, domiciled at 16 Khakum Drive, Greenwich, CT 06831, hereby constitutes and appoints Thomas
J. Murphy, a U.S. citizen, of full legal age, domiciled at 221 Old King's Highway North, Darien, CT 06820, its true and lawful attorney-in-fact and agent, in any and all capacities, to execute and deliver any and all documents and instruments and to make any governmental filings on behalf of the Partnership as fully to all intents and purposes as a General Partner of the Partnership might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done. This power of attorney shall expire on December 31, 2000.

                                    GAP COINVESTMENT PARTNERS II, L.P.


                                    By /s/ Steven A. Denning
                                       -----------------------------
                                       Steven A. Denning
                                       Managing General Partner


STATE OF Connecticut)
                           : ss.
COUNTY OF Fairfield)


         On the 22nd day of December 1999, before me personally came Steven A. Denning, to me known, and known to me to be the individual described in, and who executed the foregoing document, and he acknowledged to me that he executed the same.


/s/ Sheila Hughes                     Notary Public
--------------------------
Sheila Hughes